As filed with the Securities and Exchange Commission on June 5, 2013

Registration No. 333-30111

Registration No. 333-42656

Registration No. 333-63070

Registration No. 333-97369

Registration No. 333-105553

Registration No. 333-116959

Registration No. 333-116960

Registration No. 333-134428

Registration No. 333-137010

Registration No. 333-144673

Registration No. 333-147826

Registration No. 333-150030

Registration No. 333-152180

Registration No. 333-167790

Registration No. 333-173543

Registration No. 333-178770

Registration No. 333-183467

Registration No. 333-186135

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-30111

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-42656

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-63070

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-97369

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-105553

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-116959

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-116960

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-134428

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-137010

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-144673

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-147826

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-150030

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-152180

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-167790

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-173543

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-178770

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-183467

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-186135

UNDER

THE SECURITIES ACT OF 1933

CONCEPTUS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	94-3170244
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

331 East Evelyn Avenue

Mountain View, CA 94041

(650) 962-4000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Conceptus, Inc. 1993 Stock Plan (as amended)

Conceptus, Inc. 1995 Employee Stock Purchase Plan (as amended)

Conceptus, Inc. 2001 Equity Incentive Plan (as amended)

Conceptus, Inc. 2002 Non-Qualified Stock Option Plan (as amended)

Conceptus, Inc. Deferred Fee Plan for Directors

Conceptus, Inc. Stand-Alone Restricted Stock Grant to Ric Cote

Conceptus, Inc. Stand-Alone Option Grant to Ric Cote

Conceptus, Inc. Stand-Alone Stock Option Grant to Patricia Gray

Conceptus, Inc. Darrin Uecker Stock Appreciation Right Agreement

Conceptus, Inc. Spencer Roeck Stock Appreciation Right Agreement

Conceptus, Inc. Todd Sloan Stock Appreciation Right Agreement

Conceptus, Inc. 2010 Equity Incentive Award Plan

Conceptus, Inc. Sam Trujillo Stock Appreciation Right Agreement

Conceptus, Inc. D. Keith Grossman Stock Appreciation Right Agreement

Conceptus, Inc. D. Keith Grossman Restricted Stock Unit Award Agreement

Conceptus, Inc. David H. Chung Stock Option Agreement

Conceptus, Inc. David H. Chung Restricted Stock Unit Award Agreement

Conceptus, Inc. Joseph Sharpe Stock Option Agreement

Conceptus, Inc. Joseph Sharpe Restricted Stock Unit Award Agreement

(Full title of the plans)

D. Keith Grossman

President and CEO

Conceptus, Inc.

331 East Evelyn Avenue

Mountain View, CA 94041

(650) 962-4000

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

RECENT EVENTS: DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of Conceptus, Inc. (“Conceptus”) on Form S-8, in each case as amended by any post-effective amendments thereto (collectively, the “Registration Statements”):

•

Registration Statement No. 333-30111, filed with the Securities and Exchange Commission (the “SEC”) on June 26, 1997, registering 1,000,000 shares of Conceptus’ common stock, par value $0.003 per share (“Common Stock”), under the Conceptus 1993 Stock Plan (as amended and restated);

•	Registration Statement No. 333-42656, filed with the SEC on July 31, 2000, registering 500,000 shares of Common Stock under the Conceptus 1993 Stock Plan;

•

Registration Statement No. 333-63070, filed with the SEC on June 15, 2001, registering 1,000,000 shares of Common Stock under the Conceptus 2001 Equity Incentive Plan and 1,000,000 preferred share purchase rights attached to such shares of Common Stock;

•

Registration Statement No. 333-97369, filed with the SEC on July 30, 2002, registering 1,000,000 shares of Common Stock under the Conceptus Amended and Restated 2001 Equity Incentive Plan and 1,000,000 preferred share purchase rights attached to such shares of Common Stock;

•

Registration Statement No. 333-105553, filed with the SEC on May 23, 2003, registering 1,500,000 shares of Common Stock under the Conceptus Amended and Restated 2002 Non-Qualified Stock Option Plan and 1,500,000 preferred share purchase rights attached to such shares of Common Stock;

•

Registration Statement No. 333-116959, filed with the SEC on June 29, 2004, registering 500,000 shares of Common Stock under the Conceptus Amended and Restated 2001 Equity Incentive Plan, 150,000 shares of Common Stock under the Conceptus 1995 Employee Stock Purchase Plan (as amended) and 650,000 preferred shares purchase rights attached to such shares of Common Stock;

•

Registration Statement No. 333-116960, filed with the SEC on June 29, 2004, registering $3,000,000 of deferred compensation obligations and $3,000,000 of shares of Common Stock under the Conceptus Deferred Fee Plan for Directors, 125,000 shares of Common Stock under the Conceptus Stand-Alone Option Grant to Ric Cote and 36,000 shares of Common Stock under the Conceptus Stand-Alone Restricted Stock Grant to Ric Cote;

•	Registration Statement No. 333-134428, filed with the SEC on May 24, 2006, registering 100,000 shares of Common Stock under the Conceptus Stand-Alone Option Grant to Patricia Gray;

•

Registration Statement No. 333-137010, filed with the SEC on August 31, 2006, registering 1,500,000 shares of Common Stock under the Conceptus Eighth Amended and Restated 2001 Equity Incentive Plan and 160,000 shares of Common Stock under the Conceptus 1995 Employee Stock Purchase Plan (as amended);

•	Registration Statement No. 333-144673, filed with the SEC on July 18, 2007, registering 125,000 shares of Common Stock under the Conceptus Darrin Uecker Stock Appreciation Right Agreement;

•	Registration Statement No. 333-147826, filed with the SEC on December 4, 2007, registering 100,000 shares of Common Stock under the Conceptus Spencer Roeck Stock Appreciation Right Agreement;

•	Registration Statement No. 333-150030, filed with the SEC on April 1, 2008, registering 100,000 shares of Common Stock under the Conceptus Todd Sloan Stock Appreciation Right Agreement;

•

Registration Statement No. 333-152180, filed with the SEC on July 8, 2008, registering 1,500,000 shares of Common Stock under the Conceptus Tenth Amended and Restated 2001 Equity Incentive Plan and 150,000 shares of Common Stock under the Conceptus 1995 Employee Stock Purchase Plan (as amended);

•

Registration Statement No. 333-167790, filed with the SEC on June 25, 2010, registering 3,000,000 shares of Common Stock under the Conceptus 2010 Equity Incentive Award Plan and 200,000 shares of Common Stock under the Conceptus 1995 Employee Stock Purchase Plan (as amended);

•	Registration Statement No. 333-173543, filed with the SEC on April 15, 2011, registering 125,000 shares of Common Stock under the Conceptus Sam Trujillo Stock Appreciation Right Agreement;

•

Registration Statement No. 333-178770, filed with the SEC on December 27, 2011, registering 600,000 shares of Common Stock under the Conceptus D. Keith Grossman Stock Appreciation Right Agreement and 150,000 shares of Common Stock under the Conceptus D. Keith Grossman Restricted Stock Unit Award Agreement;

•

Registration Statement No. 333-183467, filed with the SEC on August 21, 2012, registering 50,000 shares of Common Stock under the Conceptus David H. Chung Stock Option Agreement and 40,000 shares of Common Stock under the Conceptus David H. Chung Restricted Stock Unit Award Agreement; and

•

Registration Statement No. 333-186135, filed with the SEC on January 22, 2013, registering 25,000 shares of Common Stock under the Conceptus Joseph Sharpe Stock Option Agreement and 25,200 shares of Common Stock under the Conceptus Joseph Sharpe Restricted Stock Unit Award Agreement.

On April 28, 2013, Conceptus, a Delaware corporation, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Bayer HealthCare LLC, a Delaware limited liability company (“Parent”) and Evelyn Acquisition Company, a Delaware corporation and wholly-owned subsidiary of Parent (“Purchaser”), pursuant to which, among other things, Purchaser would merge with and into Conceptus (the “Merger”), Conceptus would become a wholly-owned subsidiary of Parent and all outstanding shares of Common Stock would be converted into the right to receive $31.00 in cash per share. The Merger became effective on June 5, 2013 (the “Effective Time”) following the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware.

As a result of the Merger, Conceptus has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, Conceptus hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by Conceptus in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of Conceptus registered but unsold under each Registration Statement as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on June 5, 2013.

CONCEPTUS, INC.

By:	/s/ Gregory E. Lichtwardt
Name:	Gregory E. Lichtwardt
Title:	Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 to Registration Statements on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.